Exhibit 16.1

May 31, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 31, 2023, of Cibus, Inc. (formerly known as Calyxt, Inc.) and are in agreement with the statements contained in paragraphs two, three and four on page 7 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota